EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FIRST QUARTER RESULTS

ATLANTA, Georgia, May 12, 2006 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the first quarter ended March 31, 2006 of $3.5 million or $0.14 per diluted share, compared to a net loss of $0.8 million or $0.05 per diluted share in the first quarter of 2005. Total revenue for the first quarter of 2006 decreased to $49.1 million, a decrease of 2.4% from 2005 first quarter revenue of $50.3 million. Premiums for the first quarter of 2006 decreased 12.9% to $40.3 million from $46.3 million for the comparable quarter in 2005. The decrease in premiums for the quarter was primarily attributable to an increasingly competitive pricing environment and higher reinsurance costs coupled with the non-renewal of targeted classes of property business as well as the reassessment of coastal property exposures in the Company’s property and casualty companies. In the first quarter of 2006, net realized investment gains were $4.0 million compared to a net realized investment loss of $0.4 million in the first quarter of 2005.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated “Many of our prior year initiatives have now filtered throughout our organization and have become apparent in this first quarter. While 2006 is off to a better start than the comparable quarter of 2005, our insurance premiums and total revenues have declined as we have increased our purchased reinsurance and more critically evaluated each of our insureds in our regional property and casualty subsidiaries. Even as this process continues, pricing and product competition continues to increase across all lines of our remaining business. The 2006 hurricane season begins soon. Given our decisions and actions in the latter part of 2005, after two years of unprecedented hurricane activity, we believe that we are as well prepared for the current hurricane season as we could possibly be given the timing of decisions and the execution of our underwriting plans.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
(404) 266-5501

Atlantic American Corporation
Financial Data
As of March 31, 2006
(Unaudited; In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Insurance premiums	$ 40,334	$ 46,294
Investment income	4,463	4,036
Realized investment gains (losses), net	3,968	(440)
Other income	320	383
Total revenue	49,085	50,273
Insurance benefits and losses incurred	25,418	32,924
Commissions and underwriting expenses	13,666	14,497
Interest expense	1,045	792
Other	3,904	3,692
Total benefits and expenses	44,033	51,905
Income (loss) before income tax expense (benefit)	5,052	(1,632)
Income tax expense (benefit)	1,558	(800)
Net income (loss)	$ 3,494	$ (832)
Net income (loss) per common share:
Basic	$ 0.15	$ (0.05)
Diluted	$ 0.14	$ (0.05)

Selected Balance Sheet Data	March 31, 2006	March 31, 2005
Total investments	$ 293,859	$ 276,968
Total assets	440,574	460,417
Insurance reserves and policy funds	275,092	286,351
Debt	54,488	51,488
Total shareholders' equity	81,599	80,453
Book value per common share	3.19	3.14